August 22, 2005

Re: Recent Tender Offer From Sutter Capital Management

Dear Wells Fund II Class A Investor:

We recently became aware that Sutter Capital Management, through its affiliates, Sutter Opportunity Fund 3, LLC and Sutter Opportunity Fund 3 Tax Exempt, LLC ("Sutter"), has offered to purchase Class A units in Wells Real Estate Fund II ("Wells Fund II") for $90.00 per Class A unit through a tender offer letter dated August 2, 2005.

Please understand that the General Partners neither authorize nor support Sutter's tender offer. While we remain neutral and express no opinion with regard to Sutter's tender offer, as your General Partners, we do encourage you to consider all relevant facts related to any tender offer and consult your own professional advisors so that you may make an informed investment decision.

We have reviewed Sutter's tender offer, and it is our belief that Sutter failed to adequately disclose substantial information required under applicable SEC guidelines to protect investors, including, among others, the following information:

  Sutter failed to clearly disclose how it arrived at the tender offer price;
  Sutter failed to disclose the latest price at which Class A units in Wells Fund II sold on the secondary market, including the date of sale;
  Sutter failed to include clear and concise risk factors in its tender offer;
  Sutter failed to disclose proper information about the core operations of Wells Fund II;
  Sutter failed to include adequate financial information regarding Wells Fund II; and
  Sutter failed to completely and accurately disclose the identity of the Sutter entities, including the identity of their control persons and promoters.

As you can see, it is our belief that Sutter was deficient in many material ways in making the disclosures required under the applicable SEC guidelines in its tender offer to you. In addition, Sutter failed to disclose any authorized method by which it obtained your identity for purposes of this solicitation. Further, Sutter's "Assignment Form" included with the tender offer contains many qualifications and contingencies that you should carefully read before you make any decisions related to the sale of your units. If you are in a position in which you feel that you must sell your units at this time, we would be happy to assist you by providing you with a list of secondary-market vendors along with their toll-free numbers. Please be aware, however, that these secondary markets may offer substantially discounted prices. Of course, any request for a transfer of limited partnership units will be honored as long as SEC rules and regulations are followed and the transfer is in compliance with the Wells Fund II Partnership Agreement.

Again, we are remaining neutral and express no opinion with regard to Sutter's tender offer. Although Wells Management Company, Inc., an affiliate of the General Partners, continues to receive property management and leasing fees in connection with the remaining properties owned by Wells Fund II, your decision on whether or not to transfer your units will have no direct financial impact on the General Partners or their affiliates.

You may contact us with any questions at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). Or you may send an e-mail to clientservices@wellsref.com.

We hope this information is helpful to you, and thank you for trusting us to handle your real estate investment needs.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative